EXHIBIT 99.1

AES CORPORATION MAKES STRATEGIC INVESTMENT IN ALTAIR NANOTECHNOLOGIES

Energy Giant Invests Three Million Dollars in Altair Stock

RENO, NV - MARCH 5, 2007 - Altair Nanotechnologies Inc. (Nasdaq: ALTI), a leading manufacturer of safe, high-performance battery pack systems used in electric and hybrid-electric automobiles and stationary power systems, announced today that global power leader AES Corporation (NYSE: AES) has made a $3 million strategic investment in Altair.

AES privately purchased 895,523 treasury shares of Altair common stock at $3.35 per share, the NASDAQ closing price of Altair shares on the day prior to closing. Altair agreed to register the resale of such shares. The purchased shares represent approximately 1.5% of Altair’s outstanding common shares. Cowen and Company acted as the financial advisor to Altair for the transaction.

AES is one of the world's largest global power companies, with 2005 revenues of $11 billion. With operations in 26 countries on five continents, AES's generation and distribution facilities have the capacity to serve 100 million people worldwide.

“Advanced battery technologies have the potential to transform both the electricity and transportation sectors”, said Robert Hemphill, Executive Vice President of AES. “The batteries that Altairnano is beginning to ship, with their high power density and extended cycle life, offer great promise for powerful, fast charging electric vehicles and other applications.”

“AES is a leader in the global power sector with a long history of innovative project development. Altairnano and AES have a common focus on the alternative energy market and we are proud to have them as a major investor,” said Altair President and Chief Executive Officer, Alan J. Gotcher, Ph.D.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials. A seasoned management team complements Altairnano’s leading edge scientists, with substantial experience in commercializing innovative, disruptive technologies. The company has developed nanomaterials for the alternative energy, life sciences and performance materials markets based on its proprietary manufacturing process. This process also provides the foundation for its innovative AHP pigment process. For more information visit: www.altairnano.com.

ABOUT AES CORPORATION

AES is one of the world's largest global power companies, with 2005 revenues of $11 billion. With operations in 26 countries on five continents, AES's generation and distribution facilities have the capacity to serve 100 million people worldwide. AES 14 regulated utilities amassed 2005 annual sales of over 82,000 GWh and 123 generation facilities have the capacity to generate more than 44,000 megawatts. The AES global workforce of 30,000 people is committed to operational excellence and meeting the world's growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Forward-Looking Statements

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that producers of electric vehicles and hybrid electric vehicles will not adopt Altairnano’s nano-Titanate battery technology for various reasons, including possible concerns to whether the power, driving range, cycle life and other characteristics of the battery technology are suitable for electric or hybrid electric vehicles; that key commercial partners working with Altairnano on commercial uses for the nano-Titanate battery may proceed slowly with, or abandon, commercialization or marketing efforts; and that even if full commercialization occurs, sales may not reach expected levels for one or more reasons, including failure to end products to perform as expected, the introduction of a superior product or the withdrawal from the project of key commercial partners. In addition, other risks are identified in the company’s most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:

Media Relations:
Fleishman-Hillard
Terry Banks
Senior Vice President
202.828.9710
bankst@fleishman.com

Institutional Investors:                               Retail Investors:
Fleishman-Hillard                                         McCloud Communications, LLC
Tom Laughran                                              Marty Tullio
Senior Vice President                                  Managing Member
312.751.3519                                                  949.553.9748
laughrant@fleishman.com                          marty@mccloudcommunications.com

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